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                                                                     EXHIBIT 5.1

                 [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]


November 20, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:  GENERAL MAGIC, INC.
          REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

As legal counsel for General Magic, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 234,104 shares (the "Shares") of Common Stock, par value $0.001 per share (the "Common Stock"), issued by the Company in connection with the acquisition of substantially all of the assets of a privately-held company.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares are, or when issued will be, duly authorized shares, validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

Respectfully submitted,

/s/ GRAY CARY WARE & FREIDENRICH LLP

GRAY CARY WARE & FREIDENRICH LLP